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EXHIBIT 10.3

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED BY TERAFORCE TECHNOLOGY CORPORATION FOR CERTAIN PORTIONS OF THIS DOCUMENT. CONFIDENTIAL PORTIONS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. OMITTED PORTIONS ARE INDICATED IN THIS AGREEMENT WITH "***".

                             DISTRIBUTION AGREEMENT

         THIS DISTRIBUTION AGREEMENT (this "Distribution Agreement") is made and entered into as of November 13, 2003 (the "Effective Date") by and between VISTA CONTROLS, INC., a California corporation, with offices at 28965 Avenue Penn, Santa Clarita, CA 91355 ("VISTA"), and DNA COMPUTING SOLUTIONS, INC., a Delaware corporation with offices at 1240 East Campbell Road, Richardson, Texas 75081 ("DNA").

                                    RECITALS

         WHEREAS, VISTA and DNA are parties to that certain Technology License and Marketing Agreement, dated of even date herewith and to which this Distribution Agreement forms an exhibit (the "License Agreement"), pursuant to which, among other things, DNA grants VISTA a license to use the Licensed Technology (as defined in the License Agreement) for the purposes set forth in the License Agreement;

         WHEREAS, VISTA and DNA are parties to that certain Technology Transfer and Support Agreement, dated of even date herewith and which is also attached as an exhibit to the License Agreement (the "Transfer Agreement"), pursuant to which, among other things, DNA is transferring to VISTA all information and materials related to the Licensed Technology;

         WHEREAS, VISTA desires to appoint DNA as an authorized distributor of the certain Products (as defined in the License Agreement) set forth on Exhibit A attached hereto (the "Authorized Products").

         WHEREAS, DNA desires to be appointed and serve as a non-exclusive authorized distributor of the Authorized Products on the terms and conditions set forth herein.

                                    AGREEMENT

         NOW, THEREFORE, for and in consideration of the foregoing and of the mutual promises, covenants, conditions, and undertakings hereinafter set forth, the sufficiency of which is hereby acknowledged, and for other good and valuable consideration, it is agreed by and between the parties as follows:

                                    ARTICLE 1
                                   DEFINITIONS

         Capitalized terms used and not defined herein have the meanings given them in the License Agreement. The following terms have the following meanings:

         "Authorized Products" has the meaning set forth in the recitals to this Distribution Agreement, and any additional Products VISTA may authorize in writing from time to time.

         "Charges" has the meaning set forth in Section 6.1 of this Distribution Agreement.

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         "Customer" any Person to which DNA sells, distributes or transfers the
Authorized Products for end use by such Person in the Territory and solely for the end use for which such Authorized Products are intended as set forth in the Documentation or otherwise prescribed by VISTA.

         "Customer Agreement" has the meaning set forth in Section 3.5 of this Distribution Agreement.

         "Distribution Agreement" has the meaning set forth in the first paragraph hereof.

         "DNA" has the meaning set forth in the first paragraph hereof.

         "Documentation" means all instructions, documentation and all other informational materials related to the Authorized Products that have been provided by VISTA or its designee to DNA or otherwise authorized in writing by VISTA for sale, distribution or transfer to Customers together with the sale, distribution or transfer of Authorized Products.

         "Effective Date" has the meaning set forth in the first paragraph hereof.

         "Initial Term" has the meaning set forth in Section 7.1 of this Distribution Agreement.

         "License Agreement" has the meaning set forth in the recitals to this Distribution Agreement.

         "Order" has the meaning set forth in Section 5.2 of this Distribution Agreement.

         "Order Acknowledgement" has the meaning set forth in Section 5.2 of this Distribution Agreement.

         "Order Confirmation" has the meaning set forth in Section 5.2 of this Distribution Agreement.

         "Order Date" has the meaning set forth in Section 5.2 of this Distribution Agreement.

         "Renewal Term" has the meaning set forth in Section 7.1 of this Distribution Agreement.

         "Rolling Forecast" has the meaning set forth in Section 5.5 of this Distribution Agreement.

         "Standard Resale Terms" has the meaning set forth in Section 3.4 of this Distribution Agreement.

         "Term" has the meaning set forth in Section 7.1 of this Distribution Agreement.

         "Transfer Agreement" has the meaning set forth in the recitals to this Distribution Agreement.

         "VISTA" has the meaning set forth in the first paragraph hereof.

                                    ARTICLE 2
                           APPOINTMENT OF DISTRIBUTOR

         2.1 Appointment and Grant of Rights. Subject to the terms and conditions of the Agreements, VISTA hereby appoints DNA as a non-exclusive authorized distributor of the Authorized Products and grants DNA a non-transferable, non-exclusive, non-sublicensable world-wide right to:

                  (a) promote, advertise, market, demonstrate, offer for sale, sell, distribute and transfer the Authorized Products to Customers and potential Customers in the Territory;

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                  (b)      use, copy, reproduce and display the Promotional
Materials (as defined in the License Agreement) for the purpose of promoting, advertising, marketing, demonstrating, and offering for sale the Authorized Products to Customers and potential Customers in the Territory; and

                  (c) copy, reproduce and distribute copies of the Documentation only as necessary for distributing such copies to Customers in the Territory only in connection with the sale, distribution or transfer of Authorized Products to Customers as permitted hereunder.

         2.2 Restrictions. Except as expressly authorized in this Distribution Agreement, DNA shall not, and shall not cause or permit others to, in whole or part (a) reproduce, prepare derivative works based upon, distribute copies of, perform, display, make, use, offer for sale, sell or import any Products or the Promotional Materials or Documentation (b) reverse engineer, disassemble or decompile any Products or the Promotional Materials or Documentation or (c) distribute, license, sublicense, lease, rent, assign, grant a security interest in, or transfer any Products or the Promotional Materials or Documentation.

         2.3 No Limitation. This Distribution Agreement shall not be construed as a limitation or restriction on the right of VISTA to, or to cause or permit others to, promote, advertise, market, demonstrate, license, grant the right to sublicense, offer for sell, sell, distribute transfer or import any Products, including, without limitation, the Authorized Products, directly or indirectly itself or through another Person distributor to any Person, including, without limitation, any Customer, inside or outside the Territory, whether or not such efforts are in competition with the performance of DNA's rights, obligations or duties hereunder.

                                    ARTICLE 3
                             DISTRIBUTOR OBLIGATIONS

         3.1 Requirements; Exclusivity. During the Term, DNA shall purchase all of its requirements for the Authorized Products exclusively from VISTA, and VISTA shall supply Authorized Products to DNA or directly to Customers pursuant to the terms and conditions of Orders and this Distribution Agreement. Subject to and except as otherwise expressly set forth in Section 6.2 of the License Agreement, DNA shall refrain from promoting, advertising, marketing, demonstrating, offering for sale, selling, distributing or transferring products that are competitive with and/or perform or possess the same or similar functions for or on behalf of any person or entity other than VISTA. DNA acknowledges and agrees that any violation of this provision shall be a material breach of this Distribution Agreement and the License Agreement and that this undertaking will not adversely affect its ability to maintain its business and operations.

         3.2 Marketing Obligations. DNA agrees to promote, advertise, market, resell, distribute and otherwise favorably publicize the availability of the Authorized Products to Customers and potential Customers pursuant to the terms and conditions set forth herein and in accordance with the License Agreement.

         3.3 Notice Requirement. All Authorized Products, Promotional Materials and Documentation shall prominently display the trademark, copyright or the proprietary notices, or such other notices as the parties may mutually agree with respect to each Order. DNA shall not, and shall not permit any of its personnel or any third party to delete or alter in any manner this notice or any other proprietary legend or restrictive notice contained or included on the Authorized Products or in any Promotional Materials or Documentation.

         3.4 Standard of Conduct. DNA agrees to conduct its business and perform its obligations hereunder in a timely and professional manner using qualified personnel, and at all times in a manner that reflects favorably upon VISTA, its suppliers and the Authorized Products and VISTA Marks, and their respective goodwill and reputation, and to promote, advertise, market, represent, display and demonstrate the Authorized Products prominently, truthfully and fairly. DNA agrees to avoid deceptive, misleading or unethical practices and to not make any false or misleading statements, claims or representations with

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respect to VISTA or the Authorized Products, or propose terms to Customers or potential Customers that are inconsistent with the terms and conditions of this Distribution Agreement. DNA's employees assigned to perform any services or obligations hereunder shall have the proper skill, training and background so as to enable them to perform in a competent and professional manner. DNA shall offer the Authorized Products for sale only pursuant to VISTA's standard terms and conditions for use of the Authorized Products and standard warranties for the Authorized Products attached hereto as Exhibit B (collectively, the "Standard Resale Terms") or such other terms as the parties may mutually agree upon in writing with respect to each Order. VISTA shall be entitled to alter and amend the Standard Resale Terms from time to time upon notice to DNA; provided that all such amendments shall apply prospectively. DNA shall not offer any terms, conditions or warranties to Customers or potential Customers in addition to, conflict with or are different from the Standard Resale Terms without VISTA's prior written consent, and any such deviations from or additions to such Standard Resale Terms without VISTA's prior written consent shall be the sole responsibility of DNA and will not be binding upon VISTA.

         3.5 Customer Agreements. Prior to the sale, distribution or transfer of Authorized Products to a Customer, DNA shall require such Customer to enter into a written agreement providing for the terms of sale of the Authorized Products by DNA to such Customer, which agreement shall include, at a minimum, the Standard Resale Terms (or such modified version thereof as agreed to in writing by VISTA in writing in advance) (each, a "Customer Agreement"). DNA shall promptly provide such Customer Agreement to VISTA for its review and approval. No Customer Agreement shall be effective unless and until it has been countersigned by an authorized representative of VISTA, and DNA shall ensure that each Customer Agreement includes an express condition to that effect.

         3.6 Customer Responsibility. Except as otherwise set forth herein (including Section 4.1 below) or in the License Agreement, DNA shall be solely responsible for all matters relating to the Customers, including, without limitation, establishing and enforcing the terms of sale of the Authorized Products with Customers, contracting with Customers for and consummating the sale and delivery of the Authorized Products, timely fulfilling all Customer orders for the Authorized Products, collecting all proceeds from the sale of Authorized Products to Customers, responding to Customer inquiries and complaints, providing support and assistance regarding the features, use and functionality of the Authorized Products and otherwise maintaining the Customer relationship. DNA acknowledges and agrees that, except as otherwise set forth herein or in the License Agreement or as otherwise agreed to in writing by VISTA on a Customer by Customer basis prior to the execution of the applicable Customer Agreement, VISTA and its suppliers shall have no responsibility, obligation or liability to the Customers in any manner, including, without limitation, any obligation to respond to Customer inquiries or complaints or provide any Authorized Product replacements or refunds directly to any Customer for any nonconforming Authorized Products.

         3.7 Governmental Approvals. DNA will be responsible for obtaining any foreign or domestic export or import licenses and government or government agency approvals required for sale, distribution or transfer of the Authorized Products by DNA to a Customer or potential Customer prior to sale or delivery of the Authorized Products to the Customer.

                                    ARTICLE 4
                                VISTA OBLIGATIONS

         4.1 Product Warranty. Subject to Section 3.6, VISTA will provide DNA and Customers with the product support included in the warranty provisions set forth in the Standard Resale Terms for the Authorized Products. The term of the warranty for the Authorized Products will commence on the date of delivery of the Authorized Products to the Customer. DNA acknowledges and agrees that the product warranty shall not extend to any defects resulting from defects in the Authorized Products if such defect relates to the Licensed Technology.

         4.2 Additional Support. DNA may purchase from VISTA at VISTA's then-current rates additional support for the Authorized Products, including, without limitation, engineering and technical support.

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         4.3      Collaboration. VISTA and DNA agree to conduct regular meetings at least once per year during the Term of this Distribution Agreement for the purposes of sharing technical and marketing information and strategies relating to the Authorized Products and fostering a close working relationship. The parties' rights in and toany ideas, concepts, processes, methods, techniques, inventions, materials, strategies, data and other information resulting from all such collaboration shall be subject to and governed by Article 5 of the License Agreement.

                                    ARTICLE 5
                              ORDERING AND DELIVERY

         5.1 VISTA Price List. VISTA will provide DNA with a current copy of VISTA's standard price list including standard delivery schedules, for Authorized Products, to be used by DNA solely for its internal purposes and to provide quotations of prices and estimated delivery schedules for Authorized Products to potential Customers. The standard price shall be based upon the Fully Burdened Cost of the Authorized Products as defined in the License Agreement and as agreed to between VISTA and DNA on at least a yearly basis; provided, however that VISTA reserves the right to modify the standard price for Authorized Products based upon unforeseen additional product costs outside of VISTA's direct control, including, but not limited to, material cost increases imposed by outside vendors. DNA acknowledges and agrees that the standard price list provided by VISTA contains only estimated delivery schedules, and is not binding on VISTA.

         5.2 Ordering Procedures. DNA shall submit a written purchase order to VISTA in a form acceptable to VISTA in its sole discretion, via facsimile or otherwise, for the Authorized Products that DNA desires to purchase pursuant to the terms of this Distribution Agreement. Each purchase order shall be signed by an authorized representative of DNA and shall include the following minimum information:

                  (a) Name and description of potential Customer, including intended end-use of the Authorized Products, country of ultimate destination for the Authorized Products, credit information if requested, and a copy of the executed or proposed Customer Agreement;

                  (b) Proposed date of purchase and any time commitments or delivery schedules;

                  (c) Quality, quantity and type of Authorized Products ordered and all other services, deliverables or materials ordered in connection therewith;

                  (d) Foreign or domestic government licenses and/or approvals required for sale, distribution or transfer of the Authorized Products to the potential Customer; and

                  (e) Any special terms or other information relevant to the purchase of the Authorized Products.

All such orders must be acknowledged in writing by an authorized VISTA representative (the "Order Acknowledgement"). VISTA reserves the right to reject any orders of Authorized Products by DNA, in VISTA's reasonable discretion. As part of an Order Acknowledgement, VISTA will provide DNA with a firm price quotation and delivery schedule for the order and all other applicable terms and conditions relating thereto. DNA may elect to purchase the Authorized Products and other deliverables pursuant to the terms and conditions of such Order Acknowledgement by sending VISTA a written order confirmation within ten (10) days following the date of such Order Acknowledgement (the "Order Confirmation"). The terms and conditions set forth in the Order Acknowledgement as accepted by DNA pursuant to the Order Confirmation are referred to herein as the "Order" and the date on which such Order Confirmation is

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received by VISTA is referred to herein as the "Order Date". The parties acknowledge and agree that any transactions conducted by electronic means shall be subject to all terms and conditions of this Distribution Agreement and shall be binding upon and enforceable against the parties.

         5.3 Conflicts. In the event of a conflict between the terms of any order submitted by DNA and an Order Acknowledgement, the terms and conditions of the Order Acknowledgement shall prevail. Any terms and conditions proposed by DNA which deviate from, are inconsistent with or in addition to the terms and conditions set forth in the Order Acknowledgement shall not be binding on VISTA unless specifically agreed to in writing by VISTA. DNA shall be fully responsible for any obligations to Customers or potential Customers that deviate from, are inconsistent with or in addition to the terms and conditions of the Order unless VISTA agrees to the changes in advance in writing.

         5.4 Government Approvals. If a U.S. export license and/or other foreign or domestic government agency approval is required prior to sale, distribution or transfer of the Authorized Products, VISTA will not begin preparing the Authorized Products for shipment until the U.S. export license and such other required approvals have been obtained, and the delivery schedule will date from the date on which VISTA receives written notice that the required licenses and approvals have been obtained and received copies of such licenses and approvals. The Order will terminate if such licenses and approvals are not obtained within ninety (90) days after the Order Date.

         5.5 Forecasting. Beginning on the Effective Date and on the first day of each calendar quarter thereafter during the Term of this Distribution Agreement, DNA shall provide VISTA with its good faith written estimate, by quantity, grade, size and delivery date, of its anticipated need for the Authorized Products for each month in the next ensuing twelve (12) month period (each such estimate being referred to as the "Rolling Forecast"). The Rolling Forecasts are to be used by VISTA for raw material procurement and production planning purposes. DNA's Rolling Forecasts shall not be binding on VISTA unless and until VISTA explicitly accepts such Rolling Forecast in writing.

         5.6 Production. VISTA shall not discriminate against DNA in any commercially unreasonable manner in the allocation of its inventory or current production among purchasers of Authorized Products; provided, however, that nothing in this Distribution Agreement prohibit VISTA from allocating production, inventory or delivery times in favor of any Customer as may be commercially prudent in VISTA's best interest. VISTA may commit its inventory or current production to or for the benefit of the United States Government, or discontinue any product model included as part of the Authorized Products, without incurring liability to DNA (except as provided in the Agreements), Customers or potential Customers or any other party for any damages or losses suffered by any party for any delay or failure to deliver the Authorized Products. VISTA shall provide DNA with reasonable advance written notice, but in any event at least ninety (90) days, before discontinuing one or more Authorized Product models included as part of the Authorized Products and will fill Orders that have been accepted by VISTA for such discontinued products if possible.

         5.7 Delivery. VISTA, or its supplier, manufacturer or other designee, shall use its commercially reasonable efforts to deliver all Authorized Products in accordance with the applicable Order. Unless otherwise agreed between the parties in an Order or otherwise in writing, delivery of Authorized Products shall be F.O.B. Los Angeles, California, U.S.A.

         5.8 Inspection. In the event VISTA's third party supplier, manufacturer or other designee delivers Authorized Products directly to DNA pursuant to an Order, DNA shall, upon VISTA's written request, inspect all Authorized Products, including all components, units, packaging and containers thereof, to reasonably confirm that they are in compliance with the Order and all applicable laws and standards. DNA shall promptly notify VISTA of any suspected nonconforming Authorized Products, and VISTA shall refund or replace any such nonconforming Authorized Products in accordance with Section 5.8 below.

         5.9 Refund or Replacement. VISTA shall, at its election, replace or return the price paid by DNA for any Authorized Product, which is shown to VISTA's reasonable satisfaction not to conform to its

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applicable Order as of the date of delivery thereof. In order for a replacement to be given, DNA must promptly, but no later than thirty (30) days following the delivery date thereof, notify VISTA of such non-conformity, and must return such nonconforming Authorized Products to VISTA or its designee at DNA's expense, or at VISTA's election, destroy such Authorized Products and provide an executed certification of destruction for the nonconforming Authorized Products.

         5.10 Quality Issues. DNA shall promptly bring to VISTA's attention, and work with VISTA in good faith to address, any significant flaws, design problems, quality issues or Customer dissatisfaction with the Authorized Products, including quality issues related to the Licensed Technology. The parties' rights in and to any ideas, concepts, processes, methods, techniques, inventions, materials, strategies, data and other information related to any resolving such flaws, problems, issues or dissatisfaction shall be subject to and governed by Article 5 of the License Agreement.

                                    ARTICLE 6
                              CHARGES AND PAYMENTS

         6.1 Charges. DNA shall pay VISTA the applicable fees and charges for the Authorized Products (the "Charges") set forth in the Order and in this Distribution Agreement in accordance with this Distribution Agreement. All prices for Authorized Products shall be F.O.B. Los Angeles, California, U.S.A., and shall be exclusive of all taxes, fees, excises and/or charges which are now or may hereafter be imposed (whether by federal, state, municipal or other public authority) with respect to the sale and shipment of Authorized Products, including, without limitation, all packaging, shipping, delivery and insurance costs, all of which shall be the responsibility of DNA.

         6.2 Expenses. Except as otherwise explicitly set forth in this Distribution Agreement or as otherwise agreed to by the parties in writing, each party shall bear all of its own expenses incurred in performing its obligations under this Distribution Agreement. A party will reimburse the other party for reasonable out-of-pocket costs and expenses required and actually incurred by such party in performing its obligations hereunder only if the performing party has (a) obtained the other party's prior written consent to reimburse the performing party for such expenses, which consent may be given or withheld in the non-performing party's sole discretion, (b) detailed such expenses on a form acceptable to the other party, and (c) submitted supporting documentation reasonably satisfactory to the other party.

         6.3 Payment Terms. Unless otherwise agreed to as part of an Order Acknowledgment, thirty percent (30%) of the Charges set forth in an Order shall be paid by DNA together with submission of the Order Confirmation therefor. All other payments hereunder shall be due and payable within thirty (30) days following the date of such invoice, which invoice shall be dated by VISTA no earlier than the date submitted to DNA hereunder. DNA agrees to pay a late charge of one and one-half percent (1.5%) per month or the maximum lawful rate, whichever is less, for all past due amounts. DNA shall not be entitled to withhold or otherwise offset any amounts due to VISTA hereunder as a result of nonpayment by a Customer. Unless otherwise directed by VISTA, all payments to VISTA hereunder are to be paid in U.S. currency, either by check delivered VISTA's address for notices set forth herein, or via wire transfer to the following VISTA account:

                           VISTA Bank Name: _______________________
                           ABA Routing No.: _______________________
                           VISTA Account No.: _____________________

         6.4 Taxes. The Charges do not include, and DNA shall be separately responsible for the payment of all, taxes assessed in connection with any Order, including, but not limited to, sales, use, withholding, excise, ad valorem, value added, import, export or other taxes that may be assessed by any jurisdiction, and all processing fees and administrative costs associated with any required U.S. export license or other domestic or foreign government approval. VISTA may, but is not obligated to, include such taxes, fees and charges in any invoice or as part of any Order, and in the event VISTA elects to do so, DNA agrees to pay such amounts directly to VISTA. DNA acknowledges that VISTA is providing DNA

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the Authorized Products for resale only. For each Authorized Product sold by
DNA, DNA shall provide VISTA with an executed resale certificate evidencing that all applicable taxes have been properly paid thereon by DNA or an exemption certificate evidencing that no taxes were attributable thereto. VISTA shall not be responsible for any personal property, sale, use, withholding, excise or other taxes assessable on the sale or delivery of the Authorized Products by DNA to a Customer, which taxes shall be borne by DNA or the Customer as appropriate.

         6.5 Reports. Within thirty (30) days after the end of each month, DNA will provide VISTA with a report of the number of Authorized Products sold, distributed or transferred by DNA to Customers during the preceding month. Upon request by VISTA, DNA shall provide VISTA an accounting of all Customers (i.e., full name, address, telephone number, e-mail address, date of the delivery of the Authorized Product(s), and the number and type of Authorized Products delivered to each Customer). All information regarding Customers shall be the Confidential Information of VISTA and owned by VISTA and shall not be used by DNA for any other purpose than fulfilling its obligations hereunder.

         6.6 Records and Audit. During the Term and for three (3) years following the termination or expiration of this Distribution Agreement, (a) DNA shall maintain complete and accurate records at its principal place of business relating to the performance of its obligations hereunder and all of DNA's sales, distribution and sales activity relating to the Authorized Products, and (b) VISTA or its designated representative shall have the right, upon five (5) days written notice and during normal business hours, to inspect such records to insure compliance with DNA's obligations under this Distribution Agreement. In the event such audit reveals a discrepancy between the Fees paid to, or to be paid to, VISTA and the Fees actually received by VISTA, then the amount of such discrepancy shall be paid within thirty (30) days of such audit. In the event that any audit performed under this Section reveals underpayments in excess of five percent (5%), DNA shall bear the full cost of such audit and pay all interest due under Section 6.3.

                                    ARTICLE 7
                              TERM AND TERMINATION

         7.1 Term. The initial term of this Distribution Agreement shall commence on the Effective Date and shall continue for the period of *** thereafter, unless sooner terminated as provided herein (the "Initial Term"), and shall continue for *** (***) additional successive renewal periods each for a term of *** (***) (each a "Renewal Term" and together with the Initial Term, the "Term") until terminated in accordance with the terms hereof. Either party may terminate this Distribution Agreement by providing the other party with written notice of termination at least sixty (60) days prior to the expiration of such Initial Term or any Renewal Term.

         7.2      Termination.

                  (a) Mutual. Either party may terminate this Distribution Agreement upon prior written notice to the other party if:

                           (i)      the other party is in material breach of
this Distribution Agreement and, if such breach is curable, does not cure such breach within thirty (30) days (or ten (10) days in the case of nonpayment of any Charges hereunder) after the non-breaching party provides the breaching party with written notice and a reasonable description of such breach; or

                           (ii)     the other party files a petition in
bankruptcy, is adjudicated a bankrupt or files a petition or otherwise seeks relief under or pursuant to any bankruptcy, insolvency or

------------------
*** CONFIDENTIAL TREATMENT HAS BEEN REQUESTED BY TERAFORCE TECHNOLOGY CORPORATION FOR CERTAIN PORTIONS OF THIS DOCUMENT. CONFIDENTIAL PORTIONS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

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reorganization statute or proceeding, or if a petition in bankruptcy is filed against it or it becomes insolvent or makes an assignment for the benefit of its creditors or a custodian, receiver or trustee is appointed for all or a substantial portion of its business or assets, provided such circumstance are not cured within thirty (30) days of the commencement of the above-stated event. Nothing contained herein will be deemed to preclude or impair any rights that VISTA may have as a creditor in any bankruptcy proceeding.

                  (b) By VISTA. VISTA may immediately terminate this Distribution Agreement, in whole or part, by written notice to DNA, and may regard DNA as in default of this Distribution Agreement, if DNA is in default of its obligations under the Transfer Agreement.

                  (c) Consultation. Each party hereto agrees to consult in advance with the other party hereto and to bring to the attention of the other party any problems, differences of opinion, disagreement or any other matters which may lead such party to terminate or seek to terminate this Distribution Agreement. The purpose and intent of the parties in including this provision is to ensure that both parties to this Distribution Agreement are made aware of any problems arising out of or relating to this Distribution Agreement or the relationship of the parties hereunder, so that the parties hereto may, in good faith, consult with one another concerning such problems and, where possible, resolve such problems to the parties' mutual satisfaction, thereby preserving their contractual relationship and the goodwill and mutual respect presently existing between the parties to this Distribution Agreement.

         7.3 Rights Upon Expiration or Termination. In addition to those obligations upon expiration or termination of this Distribution Agreement contained elsewhere herein or provided by law, the following shall apply in the event of termination for any reason:

                  (a)      Each party shall promptly, but no later than thirty
(30) days following the effective date of termination, pay to the other party all amounts due and owing hereunder.

                  (b) DNA shall provide VISTA with a written report certified by an officer of DNA listing the nature and quantity of all Authorized Products and all other items, including all associated packaging, labels, advertising, Promotional Materials, and displays, Documentation and any other items bearing the VISTA Marks or related to the Authorized Products in DNA's or its Affiliates' possession, custody or control on the date of termination.

                  (c) Except as otherwise expressly provided herein, all rights granted to the parties hereunder shall immediately cease, and each party shall, as directed by the other party, either deliver to other party or permanently and irretrievably destroy (and certify such destruction in writing) all physical and electronic evidence of the other party's Confidential Information.

                  (d) VISTA shall deliver all Orders previously accepted by DNA but yet undelivered as of the date of termination provided that such Orders are in accordance with the terms and conditions accepted by VISTA and further provided that the payment provisions of Section 6 above are met prior to delivery by VISTA. Except where this Distribution Agreement is terminated by VISTA pursuant to Section 7.2(a)(i), 7.2(a)(ii) or 7.2(b), DNA shall be entitled to continue marketing and distributing its inventory of the Authorized Products that is on hand at the time of such expiration or termination for a period of one hundred eighty (180) days, after which DNA shall immediately ship and deliver to VISTA, without charge to VISTA, all existing inventory of Authorized Products, all packaging, labels, advertising, Promotional Materials, displays, Documentation and any other items bearing the VISTA Marks or related to the Authorized Products.

                  (e) Termination of the License Agreement shall automatically terminate this Distribution Agreement.

         7.4 Survival; Non-Exclusive Remedies. Notwithstanding anything in this Distribution Agreement to the contrary, the following provisions of this Distribution Agreement will survive its expiration or termination: Sections 2.2,
3.3 (only during the 180-day period set forth in Section 7.3(d) above), 3.6, 3.7 (only during the 180-day period set forth in Section 7.3(d) above), 4.1, 5.3, 6.1 (to the extent set forth in Section 7.3(a) above), 6.2,
6.3 (to the extent set forth in Section 7.3(a) above), 6.4, 6.5 and 6.6, and Articles 1, 7, 8, 9 and 10. Any such termination shall be in addition to any other rights or remedies available at law or in equity to the terminating party and shall not affect any rights or obligations that have accrued prior to the date of termination. VISTA is under no obligation to terminate this Distribution Agreement on the occurrence of any or all of the events set forth in Section 7.2.

                                    ARTICLE 8
                    REPRESENTATION, WARRANTIES AND COVENANTS

         8.1 Mutual. Each party represents, warrants and covenants to the other as follows:

                  (a) It has the right, power and authority to enter into and perform its obligations under this Distribution Agreement, and this Distribution Agreement constitutes a legal, valid and binding obligation on its part, enforceable against it in accordance with its terms.

                  (b) The execution, delivery and performance of this Distribution Agreement by such party will not result in the breach of any terms of, or constitute a default under, or conflict with, or cause any acceleration of any obligation of such party, or violate any applicable law, rule or regulation, and each party will at all times comply with all applicable federal, state and local laws, rules and regulations in the performance of its obligations hereunder and obtain and possess all licenses, consents, permits and other required or prudent authorizations to perform its obligations hereunder.

         8.2 By VISTA. VISTA's sole warranty for the Authorized Products is set forth in VISTA's Standard Resale Terms, and such product warranties set forth the exclusive remedy of DNA (except as set forth in Section 5.8 above or in the License Agreement) and the exclusive remedy of the Customers against VISTA arising from the Authorized Products.

         8.3 Disclaimer and Limitation. EXCEPT AS SPECIFICALLY AND EXPRESSLY REPRESENTED AND WARRANTED HEREIN, VISTA DISCLAIMS AND EXCLUDES ALL WARRANTIES, EXPRESS, IMPLIED OR OTHERWISE, INCLUDING WITHOUT LIMITATION ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, FREEDOM FROM INFRINGEMENT OF ANY INTELLECTUAL PROPERTY OR OTHER PROPRIETARY RIGHTS, AND WARRANTIES BASED ON A COURSE OF DEALING BETWEEN THE PARTIES OR USAGE OF TRADE. NEITHER PARTY, NOR ITS EMPLOYEES, REPRESENTATIVES OR AGENTS WILL BE LIABLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING, WITHOUT LIMITATION, ECONOMIC LOSSES AND LOST PROFITS, EVEN IF SUCH PARTY HAS BEEN NEGLIGENT OR HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT SHALL VISTA BE LIABLE FOR DAMAGES IN EXCESS OF THE AMOUNT ACTUALLY PAID BY DNA OR CUSTOMERS TO VISTA FOR THE AUTHORIZED PRODUCTS WHICH RELATE TO THE CLAIM BEING MADE.

         8.4 By DNA. DNA represents, warrants and covenants to VISTA as follows:

                  (a) All services and efforts to be performed and taken by DNA hereunder will be performed in a professional, workmanlike manner, in accordance with industry standards and by reasonably skilled persons who are sufficiently trained to accomplish their assigned tasks.

                  (b) All obligations owed to third parties with respect to the activities contemplated to be undertaken by DNA pursuant to this Distribution Agreement are or will be fully satisfied by DNA so that VISTA will not have any obligations with respect thereto (other than with respect to the fulfillment of VISTA's standard product warranties pursuant to Section 8.2 above).

                                    ARTICLE 9
                             INDEMNITY AND INSURANCE

         9.1 Indemnification by DNA. DNA will defend, indemnify and hold harmless the VISTA Indemnitees from and against any and all liabilities, damages, losses, claims, demands, assessments, actions, causes of action, costs (including attorneys' fees and associated expenses) and any of them, arising out of or resulting from third party claims with respect to any (a) acts or omissions of any of the DNA Indemnitees, whether or not constituting, but including, any breach by DNA of any representation, warranty or covenant of DNA contained in this Distribution Agreements, (b) claims by a Customer or potential Customers or suppliers of DNA (except as are the result of VISTA's performance of or failure to perform its obligations hereunder or under the License Agreement with respect to such Customers), and (c) the Licensed Technology, including, without limitation, the portions of the Authorized Products comprised of or embodying the Licensed Technology and DNA's promotion, advertising, marketing, demonstration, offer for sale, sale, distribution, transfer, use or misuse of the Authorized Products (except as otherwise set forth in Section 9.2(b) below with respect to the VISTA Technology), including, without limitation, any claim for injury, death or property damage or for violation of any patent, copyright, trademark or other intellectual property or proprietary right of any third party and any product liability claims relating thereto.

         9.2 Indemnification by VISTA. VISTA will defend, indemnify and hold harmless the DNA Indemnitees from and against any and all liabilities, damages, losses, claims, demands, assessments, actions, causes of action, costs (including attorneys' fees and expenses) and any of them, arising out of or resulting from third party claims with respect any (a) acts or omissions of any of the VISTA Indemnitees, whether or not constituting, but including, any breach by VISTA of any representation, warranty or covenant of VISTA contained in this Distribution Agreement, and (b) violation of any valid United States patent, copyright, trademark or other intellectual property or proprietary right of any third party based solely upon the Authorized Products but only to the extent based on the VISTA Technology including, without limitation, the portions of the Authorized Products comprising or embodying the VISTA Technology.

         9.3      Indemnification Procedures.

                  (a)      Notice. If any third party makes a claim covered by
Section 9.1 or 9.2 against an indemnitee with respect to which such indemnitee intends to seek indemnification under this Section, such indemnitee will give prompt notice of such claim to the indemnifying party, including a brief description of the amount and basis therefor, if known; provided, however, that the failure to give such notice promptly will not relieve the indemnifying party of its obligations hereunder except to the extent prejudiced thereby.

                  (b) Control of Defense. Upon the giving of such notice, the indemnifying party will be obligated to defend such indemnitee against such claim, and will be entitled to assume control of the defense of the claim with counsel chosen by the indemnifying party; provided, however, that if DNA is the indemnifying party, VISTA shall be entitled, upon notice to DNA at any time, to undertake and assume sole control of the defense thereof with counsel of its own selection if VISTA reasonable determines that DNA is unable, due to financial reasons or otherwise, to continue actively and diligently defending against such claim. The non-defending party will, to a commercially reasonable extent, cooperate fully with, and assist, the defending party in its defense against such claim in all reasonable respects, at the defending party's request and expense. The defending party will take commercially reasonable steps to keep the non-defending party fully apprised at all times as to the status of the defense. Notwithstanding the foregoing, the non-defending party will have the right, at its expense, to employ separate counsel in any such action, but the role of such counsel will only be supportive of the defending party's counsel. Neither party will be liable for any settlement of action or claim effected without its consent, which will not be unreasonably withheld. Notwithstanding the foregoing, the indemnitee will retain, assume, or reassume sole control over all expenses relating to every aspect of the defense that it believes is not the subject of the indemnification provided for in this Section. Following indemnification as provided in this Article 9, the indemnifying party will be subrogated to all rights of the indemnitee with respect to the matters for which indemnification has been made.

                  (c) Satisfaction of Defense Costs. During the pendency of a suit, proceeding, claim or demand against which DNA is required to indemnify any of the VISTA Indemnitees pursuant to Section 9.1 above, VISTA may withhold payments due to DNA under the Agreements or under any other business arrangement between the parties to the extent reasonably necessary to conduct the defense thereof and to satisfy any liability therein provided.

         9.4      Infringement Remedy.

                  (a) By DNA. If any portion of the Authorized Products, or any part thereof, becomes, or in either party's opinion is likely to become, the subject of any claim or action covered by Section 9.1(c), then DNA shall comply with its obligations set forth in Section 9.4 of the License Agreement on the terms and conditions set forth therein.

                  (b) By VISTA. If any portion of the Authorized Products, or any part thereof, becomes, or in either party's opinion is likely to become, the subject of any claim or action covered by Section 9.2(b), then, VISTA shall, at its expense, in its sole discretion and within thirty (30) days following such notice or determination, either: (a) procure the right to continue using same as contemplated hereunder; (b) modify same to render same non-infringing; or (c) replace same with an equally suitable, functionally equivalent, compatible, non-infringing Authorized Products. If none of the foregoing is commercially practicable, the infringing Authorized Products in DNA's possession shall be returned to VISTA and VISTA's sole liability (other than satisfaction of its indemnification obligations hereunder) shall be to refund amounts paid therefor by DNA for the period following the effective date of termination and for the period during which the Licensed Technology was affected thereby.

         9.5 Limitations. VISTA shall have no obligations under Section 9.2 unless: (a) DNA takes no action that, in VISTA's reasonable judgment, impairs VISTA's defense of the claim; (b) DNA immediately stops all distribution, transfer and use of the Authorized Products upon the request of VISTA; and (c) DNA has paid VISTA all amounts due at the time DNA becomes aware of the claim. The indemnity in Section 9.2 and the infringement remedy under Section 9.4 shall not apply thief the infringement claim results from, in whole or part: (i) a modification or other change to the Authorized Products not provided by VISTA;
(ii) the combination of the Authorized Products with hardware, software or other goods, items or materials not provided by VISTA; (iii) the operation or use of the Authorized Products in a manner not described in the Documentation; (iv) any failure of DNA, or others acting under DNA's authority or control, to comply with this Agreement; or (v) any use, sale, distribution or transfer or other exploitation of the Authorized Products outside the scope of this Agreement.

         9.6 Insurance. During the Term of this Agreement, each party agrees that it shall, at its sole cost and expense, obtain and maintain the insurance coverages pursuant to Section 9.6 of the License Agreement on the terms and conditions set forth therein.

                                   ARTICLE 10
                                  MISCELLANEOUS

         10.1 Incorporation by Reference. The parties agree that the terms and conditions set forth in Article 5 (Ownership; Patent Rights and Litigation) and Article 6 (Confidentiality and Non-Competition) of the License Agreement are incorporated by reference herein and shall apply to, and each party agrees to comply with and be bound by such terms and conditions as applicable to, this Distribution Agreement, the Authorized Products and the parties' respective obligations hereunder.

         10.2 Independent Contractor Status. The parties to this Distribution Agreement are independent contractors and this Distribution Agreement shall not be construed to create any partnership, franchise or employment relationship. In addition, nothing in this Distribution Agreement shall be deemed to appoint or authorize one party to act as an agent or other representative of the other party or to assume or incur any liability or obligation in the name of or on behalf of the other party, but this Section shall not be construed to diminish any licenses or rights granted to VISTA under this Distribution Agreement. All sales to Customers by DNA shall be DNA's sales and any account receivable from such Customers shall be the entire responsibility of DNA. Notwithstanding anything to the contrary in this Distribution Agreement, DNA shall refrain from holding itself out or representing itself as an employee, authorized agent or legal representative of VISTA, and DNA shall make no representation on behalf of VISTA nor take any action, except as expressly authorized in this Distribution Agreement, that binds VISTA to any arrangement, contract, obligation or commitment with any third party.

         10.3 Force Majeure. Any failure or delay in the performance by VISTA or DNA of their respective obligations hereunder, other than a failure to pay undisputed amounts hereunder, shall not be a breach of this Distribution Agreement if such failure or delay arises out of or results primarily from an Event of Force Majeure. In the event that an Event of Force Majeure materially affects a party's obligations hereunder, then upon notice to the other party, the party affected thereby shall be relieved of its obligations hereunder for so long as such Event of Force Majeure continues to have such affect. Both VISTA and DNA shall use their commercially reasonable efforts to avoid the occurrence and remove the causes of an Event of Force Majeure and to continue performance of their respective obligations hereunder promptly following the removal of such causes.

         10.4 Assignments. This Distribution Agreement is binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Affiliates of VISTA are intended third party beneficiaries of this Distribution Agreement to the extent expressly provided herein. DNA shall not assign or transfer any of its rights under this Distribution Agreement (whether by merger, operation of law or otherwise) or delegate any of its obligations or duties hereunder without the prior written consent of VISTA, which may be withheld in VISTA's sole discretion. VISTA shall be entitled to assign, transfer or delegate this Distribution Agreement or any rights or duties under this Distribution Agreement upon prior written notice to DNA. Any assignment of this Distribution Agreement by either party shall not relieve or release such party from any of its duties or obligations under this Distribution Agreement.

         10.5 Subcontracting. DNA shall not subcontract the performance of any of its obligations under this Agreement without the prior written consent of VISTA. Any such subcontracting approved by VISTA as set forth herein shall not relieve or discharge DNA from any of its obligations under this Distribution Agreement and DNA shall remain liable for all acts and omissions of any such subcontractor.

         10.6 Notices. Any notice contemplated by or required or permitted to be given under this Distribution Agreement shall be given in the manner set forth in the License Agreement; provided, however that all notices to VISTA shall be directed to the attention of the person named and the address or facsimile number below (or, in each case, to such other person or address or facsimile number as may be specified in writing to DNA):

                  VISTA:

                  VISTA Controls, Inc.
                  28965 Avenue Penn
                  Santa Clarita, CA 91355
                  Attn: Sales Manager
                  Fax:

                       With a copy to:

                       Curtiss-Wright Controls, Inc.
                       3120 Northwest Boulevard
                       Gastonia, NC 28052
                       Attn: Robert H. Shaw, General Counsel
                       Fax:

         10.7 Expenses. Each party hereto shall pay all of its own administrative expenses (including without limitation the fees and expenses of its agents, representatives and counsel) incident to the preparation and implementation of this Distribution Agreement.

         10.8 Waiver. No waiver by either party hereto of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent and/or similar breach or default. The failure of any party hereto to enforce at any time any of the provisions of this Distribution Agreement shall in no way be construed to constitute a waiver of any such provision nor in any way to affect the validity of this Distribution Agreement or any part hereof, including the right of any party thereafter to enforce each and every provision. The waiver by any party to this Distribution Agreement of any breach or violation of any provision of this Distribution Agreement by the other party hereto shall not operate or be construed to be a waiver of any subsequent breach or violation thereof.

         10.9 Governing Laws, Venue, Jurisdiction, Disputes. This Distribution Agreement shall be interpreted and construed in accordance with the laws of the State of North Carolina and the United States of America. Any disputes, controversies or differences arising out of or in connection with this Distribution Agreement or the making thereof, Including claims of fraud in the inducement, which cannot be settled by mutual agreement shall be resolved by the state or federal courts located in Mecklenburg County, North Carolina. All parties hereby submit to the jurisdiction of said courts. The provisions of
Article 10 (Dispute Resolution) of the License Agreement shall apply to this Transfer Agreement.

         10.10 Export Restrictions. The Authorized Products and related information covered by this Distribution Agreement are subject to export regulations of the U.S. Government, including the U.S. Department of State (International Traffic in Arms Regulations, 22 CFR 120 et seq.) and the U.S. Department of Commerce (U.S. Export Administration Regulations 15 CFR 730 et seq.) DNA will not export, re-export, resell, transfer or disclose, directly or indirectly, any Authorized Product, technical data or software obtained hereunder without (a) complying with applicable U.S. export control laws, (b) notifying and obtaining written permission of VISTA, and (c) providing such written assurances as VISTA may request. VISTA shall not be liable to DNA for any failure to provide Authorized Products, services or technical data as a result of U.S. Government's: (i) refusal to grant export or re-export license;
(ii) cancellation of export or re-export license; or (iii) interpretation of U.S. export laws and regulations, after the date of an Order, adversely to the interests of VISTA or DNA, or having a material affect on the cost of VISTA's performance.

         10.11 Drafting. All parties hereto have been represented by counsel, and each voluntarily enters into and agrees to be bound by this Distribution Agreement as written on the day it is signed. Authorship of this Distribution Agreement shall be deemed to be joint, and shall not be attributed to one party or another for the purpose of construing its terms or provisions. The recitals to this Distribution Agreement are for reference purposes only and shall not be binding upon any party or otherwise used by a party to contradict or challenge the terms of this Distribution Agreement.

         10.12 Severability. If any provision of this Distribution Agreement is declared or found to be illegal, unenforceable or void, then both parties shall be relieved of all obligations arising under such provision, but only to the extent that such provision is illegal, unenforceable or void. Further, this Distribution Agreement shall be deemed amended by modifying such provision to the extent necessary to make it legal and enforceable while preserving its intent or, if that is not possible, by substituting therefore another provision that is legal and enforceable and achieves the same intended objective. If the remainder of this Distribution Agreement shall not be affected by such illegal, unenforceable or void provision and is capable of substantial performance, then each provision not so affected shall be enforced to the extent permitted by law.

         10.13 Counterparts. This Distribution Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, and by different parties in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same agreement. Each such agreement, document or instrument shall become effective upon the execution of a counterpart hereof or thereof by each of the parties hereto.

         10.14 Media Releases. All media releases, public announcements and public disclosures by DNA or VISTA, or their respective Affiliates, representatives, employees or agents, relating to this Distribution Agreement or its subject matter, but not including any announcement intended solely for internal distribution by a party or any disclosure required by legal, accounting or regulatory requirements beyond the reasonable control of a party, shall be coordinated with and approved in writing by the other party prior to the release thereof.

         10.15 Third Party Beneficiaries. This Distribution Agreement is entered into solely between, and may be enforced only by, DNA and VISTA, and this Distribution Agreement will not be deemed to create any rights in third parties, including, without limitation, suppliers, distributors, Customers or subcontractors of a party, or to create any obligations of a party to any such third parties.

         10.16 Further Acts. Each party shall do, or cause to be done, all such further acts, and shall execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, any and all such further documentation as the other party reasonably requires to carry out the purposes of this Distribution Agreement.

         10.17 Entire Agreement; Amendments. This Distribution Agreement and its Exhibits (and to the extent applicable, the License Agreement and the Transfer Agreement) constitute the entire agreement between the parties with respect to the subject matter hereof, and all prior agreements respecting the subject matter hereof, either written or oral, expressed or implied, shall be abrogated, canceled, and are null and void and of no effect. All amendments to this Distribution Agreement must be in writing and signed by the parties. Each party represents and warrants to the other party that in entering into this Distribution Agreement it has not relied on any representations, promises or assurances from the other party or any employee, officer, director, representative, attorney or Affiliate of the other party not expressly contained in this Distribution Agreement. Any other terms or conditions shall not be incorporated herein or be binding upon either party unless expressly agreed to in writing by both parties.

                       Signatures Appear on Following Page

         IN WITNESS WHEREOF, the parties have executed and delivered this Distribution Agreement, in duplicate originals, by their respective persons or officers hereunto duly authorized, to be effective as of the day and year first above written.

                                             VISTA CONTROLS, INC.

                                             By: /s/ DAVID DIETZ
                                                 -------------------------------

                                             Name: David Dietz

                                             Title: Vice President and GM

                                             DNA COMPUTING SOLUTIONS, INC.

                                             By: /s/ R. EUGENE HELMS
                                                 -------------------------------

                                             Name: R. Eugene Helms

                                             Title: Chief Executive Officer

                                    EXHIBIT A

                               AUTHORIZED PRODUCTS

The following Products (as defined in the License Agreement) are "Authorized Products" for purposes of this Distribution Agreement:

         ***

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED BY TERAFORCE TECHNOLOGY CORPORATION FOR CERTAIN PORTIONS OF THIS DOCUMENT. CONFIDENTIAL PORTIONS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

                                    EXHIBIT B

                              STANDARD RESALE TERMS

                                       18